Exhibit 99.1

Crescent Energy Closes Accretive Acquisition of Uinta Basin Assets

March 30, 2022

Pro Forma Year-End 2021 Proved Reserves Total 598 MMBoe with $6.2 Billion SEC PV-10

Company Reiterates Its 2022 Capital Investment Outlook and Guidance

HOUSTON—(BUSINESS WIRE)— Crescent Energy Company (NYSE: CRGY) today announced the closing of its previously announced acquisition of Uinta Basin assets. Total cash consideration at closing was approximately $690 million.

Crescent CEO David Rockecharlie said, “We are excited to close this highly accretive transaction and expand our Rockies position. We were able to acquire these assets at a compelling valuation while maintaining our financial strength and flexibility. The transaction adds significant cash flow and a multi-year inventory of high-quality oil-weighted undeveloped locations to our existing asset base.”

Crescent Chairman John Goff said, “The Uinta transaction clearly demonstrates Crescent’s competitive strengths and ability to deliver shareholder value through accretive acquisitions. We continue to see significant opportunity in today’s market to create long-term value for our shareholders through consolidation.”

The Uinta transaction was funded on the Company’s revolving credit facility (the “Credit Facility”). At closing, Crescent’s lenders increased the borrowing base under the Credit Facility to $1.8 billion with an elected commitment amount of $1.3 billion, an increase of $600 million from the prior elected commitment amount of $700 million.

Crescent acquired approximately 30 MBoe/d (~65% oil) and approximately 145,000 contiguous net acres in the Uinta. The Company plans to operate two rigs on the Uinta assets for the remainder of the year. Crescent today reiterated its previously announced 2022 capital investment plan as well as production and cost guidance. The $600-$700 million 2022 capital program is allocated 80%-85% to its operated assets in the Eagle Ford and Uinta basins.

Including contribution from the acquired Uinta assets, Crescent’s pro forma year-end 2021 proved reserves totaled 598 MMBoe, of which 83% were proved developed and 55% were liquids, and proved PV-10 was $6.2 billion utilizing SEC pricing. The first year decline rate of Crescent’s proved developed producing reserves is 22%, based on production type curves used in the Company’s third party reserve reports.

	Proved Reserves				Present Value
	Net Oil	Net Gas	Net NGL	Net Total	PV-0	PV-10
	(MMBbl)	(Bcf)	(MMBbl)	(MMBoe)	$MM	$MM
Proved Developed	183	1,497	66	499	$8,449	$5,038
Proved Undeveloped	70	113	10	99	2,467	1,175

Total Proved Reserves	253	1,610	76	598	$10,916	$6,213

Note: Proved reserve estimates based on SEC pricing of $66.56 per Bbl for WTI oil and $3.60 per MMBtu for Henry Hub natural gas. Crescent’s proved reserves and associated PV-0 and PV-10 estimates as of December 31, 2021 as well as the reserves associated with the acquired Uinta basin assets were prepared or audited by its independent reserve engineers in accordance with applicable rules and guidelines of the Securities and Exchange Commission (“SEC”).

Commodity Hedging

Consistent with its risk management practices, the Company added additional oil hedges in conjunction with the Uinta transaction. Inclusive of expected Uinta volumes, Crescent now has derivatives in place on approximately 60% of expected 2022 total production (at the mid-point of guidance). The table below details the Company’s open commodity derivative contracts as of March 30, 2022.

	WTI		Brent		Natural Gas		NGLs
	Volume	Avg Price	Volume	Avg Price	Volume	Avg Price	Volume	Avg Price
	(MBbl)	($/Bbl)	(MBbl)	($/Bbl)	(BBtu)	$/MMBtu	(MBbl)	$/Bbl
Q1’22	2,862	$61.67	123	$56.35	22,534	$2.79	914	$17.20
Q2’22	3,715	$65.20	125	$56.35	21,690	$2.77	873	$17.13
Q3’22	3,580	$64.59	126	$56.36	20,634	$2.76	610	$29.87
Q4’22	3,301	$64.08	126	$56.36	20,180	$2.78	587	$29.74
2023	10,865	$59.78	527	$52.52	57,278	$2.54	—	—
2024	5,721	$63.82	276	$68.65	9,604	$3.56	—	—

Note: Includes hedges from January 1, 2022 through December 31, 2024. Included in the figures above are minor Henry Hub collar positions totaling 510 BBtu, 550 BBtu, and 9,150 BBtu in Q1 2022, 2023 and 2024, respectively. For the same periods, these collars have a weighted average floor price of $3.00 / MMBtu, $2.63 / MMBtu and $3.00 / MMBtu, respectively and a weighted average ceiling price of $3.41 / MMBtu, $3.01 / MMBtu and $3.87 / MMBtu, respectively. Also included in the figures above are WTI collars totaling 1,155 MBbl for 2023 with a weighted average floor and ceiling price of $48.68 / Bbl and $57.87 / Bbl, respectively. Weighted average price for collar positions in the table above calculated using March 29, 2022 strip pricing.

About Crescent Energy Company

Crescent is a well-capitalized, U.S. independent energy company with a portfolio of assets in key proven basins across the lower 48 states and substantial cash flow supported by a predictable base of production. Crescent’s core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy management has employed since 2011. The Company’s mission is to invest in energy assets and deliver better returns, operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the Uinta Acquisition. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the impact of armed conflict, including in Ukraine, the timing and success of business development efforts, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise their respective forward-looking statements based on new information, future events or otherwise.

Company Contact

For additional information, please reach out to IR@crescentenergyco.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20220330005833/en/

Emily Newport

IR@crescentenergyco.com

Source: Crescent Energy